EXHIBIT 99.1

AMERICAN FINANCIAL GROUP ANNOUNCES

SUBSIDIARY'S AGREEMENT

TO ACQUIRE CERES GROUP

Cincinnati, Ohio - May 1, 2006 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported that its 81%-owned subsidiary, Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) has signed a definitive merger agreement to acquire all of the outstanding shares of Ceres Group, Inc. ("Ceres") (NASDAQ: CERG) through a cash merger. Under terms of the merger agreement, GAFRI will pay $6.13 in cash for each outstanding share of Ceres common stock, for a total purchase price of approximately $205 million on a fully diluted basis.

S. Craig Lindner, Co-CEO of AFG and President and CEO of GAFRI, commented on the transaction by saying, "The acquisition of Ceres is consistent with our strategy of using our excess capital to grow our core lines of business. We believe Ceres is a very good strategic fit with our existing supplemental health businesses. We believe that post-acquisition GAFRI will be one of the top ten producers of Medicare supplement products. In addition, the acquisition will provide opportunities for us to make annuities and other products available to the Ceres distribution network. We intend to focus on completing the Ceres acquisition while continuing to look for opportunities to grow and strengthen our core businesses through acquisitions."

The transaction is expected to be completed in the third quarter of 2006. The transaction is subject to the approval of Ceres' stockholders, certain Insurance Department approvals and other customary conditions.

Ceres provides an array of health and life insurance products through its medical segment and senior segment. With assets of approximately $775 million, Ceres has approximately 600 employees located at its Cleveland, OH headquarters and at offices in Omaha, NE and Mission, KS.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities and supplemental insurance products.

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Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning growth prospects, market and other conditions, timing of the transaction, and expected market share and any effect on future premiums, revenues, earnings or investment activities.

Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
	(513) 579-6652	www.GAFRI.com

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